EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138316) of Kyocera Corporation and Form S-8 (No. 333-103611) of AVX Corporation, of our report dated November 17, 2006 with respect to the financial statements of AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina and the related supplemental schedule as of December 31, 2005, which appears in the December 31, 2005 annual report on Form 11-K of AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina.

/s/Grant Thornton, LLP

Janaury 19, 2007